AVATAR
FOR IMMEDIATE RELEASE
Contact : Avatar Holdings Inc.

201 Alhambra Circle

Coral Gables, FL 33134

Juanita I. Kerrigan

(305) 442-7000

AVATAR REPORTS SECOND QUARTER RESULTS OF OPERATIONS

Coral Gables, FL – August 9, 2010 – Avatar Holdings Inc. (NASDAQ-AVTR) today reported a net loss of $5,743,000 ($0.51 per share, diluted) on revenues of $17,302,000 for the three months ended June 30, 2010, compared to a net loss of $9,777,000 ($1.13 per share, diluted) on revenues of $19,355,000 for the three months ended June 30, 2009.

For the six months ended June 30, 2010, Avatar reported a net loss of $15,879,000 ($1.41 per share, diluted) on revenues of $26,925,000, compared to a net loss of $18,371,000 ($2.12 per share, diluted) on revenues of $34,702,000 for the same period in 2009.

During the three months ended June 30, 2010, Avatar closed on 67 homes, compared to 70 homes closed during the three months ended June 30, 2009. Dollar volume decreased by 10.8% to $12,754,000 compared to $14,299,000 for the three months ended June 30, 2009.

During the first six months of 2010, Avatar closed on 95 homes, a 9% decrease from 104 units closed during the comparable period of 2009. Dollar volume decreased by 18% to $18,205,000, compared to $22,055,000 for the first six months of 2009.

The number of housing contracts signed, net of cancellations, during the three months ended June 30, 2010 declined by 41.5% to 38, compared to 65 for the three months ended June 30, 2009. The dollar volume of contracts signed declined by 20.5% compared to the three months ended June 30, 2009, to $8,631,000 compared to $10,858,000.

The number of housing contracts signed, net of cancellations, for the six months ended June 30, 2010 decreased by 20% to 98, compared to 122 for the first six months of 2009. The dollar volume of contracts signed declined by 2% compared to the first six months of 2009, to $20,785,000 compared to $21,196,000.

In June 2010, we acquired approximately 1,064 residential lots in a community known as Tortosa in Maricopa, Arizona. In addition, on August 6, we acquired 368 residential lots in a planned development known as Turtle Creek, located in St. Cloud (Osceola County), Florida.

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Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando, Seasons at Tradition in Port St. Lucie, Florida and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trade on The Nasdaq Stock Market under the symbol AVTR.

Certain statements discussed herein or made by the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others: the stability of certain financial markets; disruption of the credit markets and reduced availability and more stringent financing requirements for commercial and residential mortgages of all types; the number of investor and speculator resale homes for sale and homes in foreclosure in our communities and in the geographic areas in which we develop and sell homes; the increased level of unemployment; the decline in net worth and/or of income of potential buyers; the decline in consumer confidence; the failure to successfully implement our business strategy; shifts in demographic trends affecting demand for active adult and primary housing; the level of immigration and migration into the areas in which we conduct real estate activities; our access to financing; construction defect and home warranty claims; changes in, or the failure or inability to comply with, government regulations; and other factors as are described in Avatar’s filings with the Securities and Exchange Commission, including under the caption “Risk Factors” included in its Annual Report on Form 10-K for the year ended December 31, 2009. At least 80% of active adult homes are intended for occupancy by at least one person 55 years or older.

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SELECTED FINANCIAL DATA FOR THE SIX MONTHS AND THREE MONTHS ENDED
JUNE 30, 2010 AND 2009
(Unaudited – Dollars in thousands except per share data)

	Six Months		Three Months
	2010	2009	2010	2009
Revenues	$26,925	$34,702	$17,302	$19,355
Loss before income taxes	$(16,151)	$(19,201)	$(5,882)	$(9,777)
Income Tax Benefit	$—	$830	$—	$—
Net loss	$(15,879)	$(18,371)	$(5,743)	$(9,777)
Basic and Diluted EPS	$(1.41)	$(2.12)	$(0.51)	$(1.13)

Selected Balance Sheet Data
	June 30, 2010	December 31, 2009
Cash and cash equivalents	$160,266	$217,132
Total assets	$524,258	$594,719
Total stockholders’ equity	$428,802	$444,101
Book Value per share	$37.74	$39.11